TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (hereinafter the “Agreement”) is entered into and shall become effective as of August 21, 2017, by and between VICTORY ENERGY CORPORATION, a Nevada corporation (“Victory”), and ARMACOR VICTORY VENTURES, LLC, a Delaware limited liability company (“Armacor”). Victory and Armacor are referred to individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A.    On June 9, 2017, Victory and Armacor Holdings, LLC, a Delaware limited liability company and an affiliate of Armacor (“Armacor Holdings”), entered into a nonbinding Letter of Intent (the “Letter of Intent”) that contemplated, among other things, (i) the granting by Armacor to Victory of a worldwide, perpetual, royalty free, fully paid up and exclusive sublicense (the “License”) to all of Armacor’s owned and licensed intellectual property for use in the Oilfield Services Business (as that term is defined below), and (ii) the contribution by Armacor to Victory of Five Million Dollars ($5,000,000) (the “Cash Contribution”). Immediately prior to the execution of this Agreement on the date hereof, Armacor Holdings assigned the Letter of Intent to Armacor, and the Parties desire to hereby enter into this Agreement to set forth the definitive terms and conditions of the transactions contemplated by the Letter of Intent.
B.    In consideration for the License and the Cash Contribution, Victory is issuing to Armacor 800,000 shares (the “Series B Shares”) of its newly designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The Series B Shares will constitute at Closing (as defined below) 90% of the issued and outstanding common stock of Victory on a fully-diluted basis and after giving effect to the issuance of the Series B Preferred Stock and other securities of Victory being issued as contemplated by this Agreement and the Closing Documents (as defined below) other than shares of Victory Common Stock issuable upon conversion of the VPEG Note (as defined below). The Series B Preferred Stock does not have the right to vote except as required by law, will not accrue dividends, and will not be convertible into Victory Common Stock until (i) Victory’s shareholders have approved (“Shareholder Approval”) the matters to be voted on at the Shareholders’ Meeting (as defined below), (ii) the entire Cash Contribution has been made, and (iii) certain other conditions as specified herein are satisfied.
C.    On or prior to the Closing, Victory has arranged for Visionary Private Equity Group I, L.P. (“VPEG”) to loan to Victory under the terms of a loan agreement between Victory and VPEG, dated on or about the date hereof, Five Hundred Thousand Dollars ($500,000) (the “VPEG Loan”), which VPEG Loan is evidenced by a secured convertible promissory note (the “VPEG Note”) in the principal amount of Five Hundred Fifty Thousand Dollars ($550,000) as the VPEG Loan was made at an original issue discount of Fifty Thousand Dollars ($50,000).
D.    On or before September 1, 2017 Armacor will pay to VPEG and to certain creditors of Victory a total of approximately $594,154 in liabilities, including $550,000 owed to VPEG under the VPEG Note and certain other liabilities owed to various other Victory creditors and Victory is obtaining written agreements from all of its creditors regarding the orderly repayment of the remaining balance of such liabilities. In addition, Armacor and Victory are agreeing upon a schedule of liabilities and working capital needs that is set forth on Exhibit A to this Agreement (the “Schedule of Liabilities”) that are expected to arise between the Closing and the date that Shareholder Approval is obtained. In exchange for Armacor paying off the VPEG Loan, the amounts owed to the other Victory creditors and funding the Schedule of Liabilities, Armacor will receive a secured delayed draw term note (the “Armacor Note”) in the original principal amount of the amount $594,154, with additional amounts being added to principal as additional advances are made to fund the Schedule of Liabilities or other expenses that Armacor agrees to fund. The Armacor Note will be secured by a first priority security interest in all of the assets of Victory. Upon obtaining Shareholder Approval, all of the obligations of Victory under the Armacor Note will be forgiven and the outstanding principal amount of, and all accrued, but unpaid interest under, the Armacor Note will be credited toward Armacor’s obligation to make the Cash Contribution.
E.    Victory will hold a special meeting of its shareholders (the “Shareholders’ Meeting”) as soon as possible after the date hereof in order to obtain Shareholder Approval of, among other things, amendments to the Articles of Incorporation of Victory to effect a reverse split of Victory’s common stock and an increase in the number of authorized shares of Victory’s common stock such that there will be sufficient common stock authorized to allow for the conversion of the outstanding Series B Preferred Stock and other series of preferred stock that will be outstanding on the date of the Shareholders’ Meeting (collectively, the “Charter Amendment”).
F.    If, Victory does not obtain Shareholder Approval on or before the first anniversary of the Closing because of Victory’s breach of any covenant, representation, or other provision contained in this Agreement, then Armacor, at its option, may unwind the transactions contemplated by this Agreement as described in more detail herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.ARMACOR’S OBLIGATIONS. In consideration for the Series B Shares and Victory’s other obligations to Armacor hereunder, Armacor shall perform the following covenants:
(a)    Grant of Licenses. At the Closing, Armacor and Victory will enter into the exclusive sublicense agreement in the form of Exhibit B to this Agreement (the “License Agreement”) pursuant to which Armacor will grant to Victory the License. Also at the Closing, Armacor will cause Liquidmetal Coatings Enterprises, LLC, a Delaware limited liability company and an affiliate of Armacor (“LMCE”), to enter into a trademark license agreement, substantially in the form set forth as Exhibit C hereto (the “Trademark License Agreement”), under which LMCE will license the “Liquidmetal Coatings” and “Armacor” trademarks and service marks to Victory.
(b)    Cash Contribution.
(i)    Within three (3) business days after the satisfaction of the Funding Conditions (as defined below), Armacor shall contribute to Victory (i) an amount equal to (x) Five Million

Dollars ($5,000,000) less (y) the outstanding balance of the Armacor Note as of the date of the conversion of the Series B Preferred Stock, with such payment to be made in cash in immediately available funds to an account specified by Victory in writing, and (ii) the Armacor Note, which shall thereupon be deemed cancelled and satisfied in full. Notwithstanding the foregoing, Armacor shall have the right, but not the obligation, to waive satisfaction of any of the Funding Conditions in writing.
(ii)    If the Funding Conditions have been satisfied, but Armacor fails to make the Cash Contribution within 30 days of the satisfaction of the Funding Conditions, Victory may, in its sole discretion, seek up to $5 million of equity capital from other sources, including, without limitation, from VPEG, its affiliates and designees under the option granted to VPEG pursuant to Section 5 of that certain Loan Agreement between VPEG and Victory, dated on or about the date hereof.
(iii)    If the Funding Conditions have been satisfied, but Armacor fails to make the Cash Contribution, then a number of Armacor’s Series B Shares (or, if converted, the Common Stock equivalent) shall be cancelled in accordance with the following formula.
Cancelled Series B Shares = X% of 213,333

For purposes of the foregoing formula:

X=	(A - B)/A

A=	5,000,000

B=	the amount of the Cash Contribution funded by Armacor

Notwithstanding the foregoing, under no circumstances shall the number of Armacor Series B Shares be reduced to less than 586,667 Series B Shares (or, if converted, the Common Stock equivalent) without Armacor’s prior written consent. The above cancellation shall be made at such time as Victory has reasonably determined that Armacor will not be able to fund any additional amounts under the Cash Contribution and Victory notifies Armacor of the same in writing upon 30 days prior written notice, provided that such notice shall not be delivered any earlier than 30 days after the date on which the Funding Conditions are satisfied.

For example, if Armacor funds $1 million of the Cash Contribution, then 170,666.4 Series B Shares would be cancelled by operation of the above formula and Armacor would be left with 629,333.6 Series B Shares.

As soon as possible, but in any event within ten (10) days, following Armacor’s failure to make all or any part of the Cash Contribution, Victory and Armacor shall enter into a cancellation agreement that is mutually satisfactory to both parties and consistent with this Section 1(b) that evidences the cancellation of Series B Shares (or, if converted, the Common Stock equivalent) and Victory and Armacor shall file an amendment to the Certificate of Designation of the Series B Preferred Stock

to reflect the revised number of Series B Shares and to permit the conversion of such Series B Shares into Common Stock of Victory.

The cancellation of Series B Shares in accordance with this Section 1(b) shall be Victory’s sole remedy for the failure of Armacor to fund the Cash Contribution, including any failure by Armacor to make the loans described in Section 1(c) below. In the event of a stock split, stock combination, recapitalization or similar transaction an equitable adjustment shall be made to all share numbers and price per share amounts.

(c)    Loans to Victory.
(i)    Initial Draw. On the terms and subject to the conditions hereinafter set forth, Armacor shall lend to Victory (the “Loan”) on or before September 1, 2017 in accordance with the Armacor Note Five Hundred Ninety-Four Thousand, One Hundred Fifty-Four Dollars ($594,154) (the “Initial Draw”). The Initial Draw shall be used to repay the VPEG Loan and to pay Victory creditors as expressly provided in the Disbursement Instructions (as defined below) and not for any other purpose.
(ii)    Schedule of Liabilities. Exhibit A to this Agreement is the Schedule of Liabilities, which reflects Victory’s expected working capital needs that will arise between the Closing and the date that Shareholder Approval is obtained. The Schedule of Liabilities reflects the amount of expected liabilities, the date when such liabilities are expected to come due, the party to whom such liabilities are owed and other information relating to expected Victory liabilities between the Closing and the date that Shareholder Approval is obtained. From and after September 1, 2017, Victory may, in its sole discretion, notify Armacor in writing that it desires to draw (each a “Draw”) additional amounts under the Loan that are consistent with the Schedule of Liabilities. To be valid, any such notification (a “Draw Notification”) must (i) be received by Armacor before the sooner of (a) the date that the Parties terminate this Agreement, or (b) the first anniversary of the date hereof, (ii) specify the amount being borrowed (which shall not exceed amounts specified in the Schedule of Liabilities without the consent of Armacor), and (iii) contain a certification, signed by an executive officer of Victory, certifying that (x) no material breach or default by Victory has occurred under this Agreement, the Note, or any other Closing Document, and Victory has performed all obligations required by Victory to be performed through the date of such certification under the Closing Documents, (y) all representations and warranties made by Victory in this Agreement are true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of the proposed Draw date, and (z) there has not been any change, circumstance, condition, or event which has had or could have a Material Adverse Effect on Victory. Within three (3) days after Armacor’s receipt of a Draw Notification (or such other date as Victory and Armacor may mutually agree in writing), Armacor shall be obligated to complete the specified Draw, so long as there is no existing or reasonably anticipated default by Victory under this Agreement or any agreement being entered into in connection with this Agreement at the Closing (the “Closing Documents”); provided, however, that notwithstanding the foregoing, Victory may withdraw a Draw Notification by written notice to Armacor that is received prior to the date that the Draw has been made. For each Draw, Victory shall execute an amendment to the Note to add thereto the principal amount of such Draw and Armacor shall disburse the amount of the Draw by wire transfer of immediately available funds in United States Dollars to the account specified by Victory in writing.
(iii)    Armacor Note. The Loan shall be evidenced by the Armacor Note in the form attached as Exhibit D in the principal amount of the Initial Draw. Principal and interest on the Armacor Note shall be due and payable in the manner and at the times set forth in the Armacor Note. All payments on the Armacor Note shall be made to Armacor at its address as specified on the signature page to this Agreement in federal or other immediately available funds.
(iv)    Use of Proceeds. Victory shall use the Initial Draw and any subsequent Draws only for the uses specified in the Disbursement Instructions (as defined below) unless otherwise agreed to in writing by Armacor.
(v)    Security Agreement. On the date that the Loan is made to Victory, Victory and Armacor shall enter into the security agreement in the form of Exhibit E to this Agreement (the “Security Agreement”). Pursuant to the Security Agreement, Victory shall grant to Armacor a first priority security interest in all of its assets as collateral to secure Victory’s obligations under the Armacor Note, including its obligation to repay the Loan when the Loan comes due.
(vi)    Payment and Distribution of Documents at the Closing. Armacor shall pay the Initial Draw by wire transfer of immediately available funds in United States Dollars and shall be responsible for disbursement of those amounts according to disbursement instructions to be mutually agreed upon between Victory and Armacor (the “Disbursement Instructions”). Separate Disbursement Instructions shall be a condition to the funding of each subsequent Draw. The Disbursement Instructions shall allocate the proceeds of each Draw to the specific uses therefor.
2.    VICTORY’S OBLIGATIONS. In consideration for the License, the Cash Contribution, and Armacor’s other obligations to Victory hereunder, Victory shall perform the following covenants
(a)    Issuance of Series B Shares. At the Closing, Victory shall issue to Armacor the Series B Shares. The Series B Shares will constitute at Closing 90% of the issued and outstanding common stock of Victory on a fully-diluted basis and after giving effect to the issuance of the Series B Preferred Stock and all other transactions occurring on or about the Closing Date pursuant to this Agreement and the Closing Documents. The Series B Preferred Stock has the rights, preferences, and limitations specified in the Certificate of Designation of the Series B Preferred Stock in the form attached hereto as Exhibit F.
(b)    Issuance of the Armacor Note. On the date that the Initial Draw is funded and in consideration for the Initial Draw Victory shall issue the Armacor Note to Armacor and enter into the Security Agreement to grant to Armacor a first priority security interest in all of the assets of Victory.
(c)    Proxy Statement.

(i)    Victory shall prepare, in consultation with Armacor, and file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy or information statement relating to (i) a reverse split of Victory’s common stock and an increase in the number of authorized shares of Victory’s common stock such that there will be sufficient common stock authorized to allow for the conversion of the outstanding Series B Preferred Stock and other series of Victory Preferred Stock and (ii) the Divestiture (as defined in the Divestiture Agreement) (a “Proxy Statement”) promptly after the date of this Agreement (and in no event later than thirty (30) days after the Closing) and use its reasonable best efforts to:
(A)    obtain and furnish the information required to be included by the SEC in the preliminary Proxy Statement;
(B)    respond promptly to any comments made by the SEC or its staff with respect to the preliminary Proxy Statement;
(C)    cause a definitive Proxy Statement (together with any amendments and supplements thereto) to be mailed to its shareholders as soon as reasonably practicable containing all information required under applicable law to be furnished to Victory’s shareholders in connection with the matters to be approved by the shareholders;
(D)    promptly amend or supplement any information provided by it for use in the preliminary or definitive Proxy Statement (including any amendments or supplements thereof) if and to the extent that it shall have become false or misleading in any material respect and take all steps necessary to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to Victory’s shareholders, in each case as and to the extent required by applicable United States federal securities laws; and
(E)    cause the preliminary and definitive Proxy Statements, on each relevant filing date, on the date of mailing to Victory’s shareholders and at the time of the Shareholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and cause the Proxy Statement to comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.
Notwithstanding the foregoing, Victory shall have no responsibility with respect to any information supplied by Armacor for inclusion or incorporation by reference in the Proxy Statement. Armacor and its counsel shall be given a reasonable opportunity to review and comment on the preliminary and the definitive Proxy Statement and any amendment or supplement to the preliminary or the definitive Proxy Statement, as the case may be, each time before any such document is filed with the SEC, and Victory shall give reasonable and good faith consideration to any comments made by Armacor and its counsel.

(ii)    Armacor shall use reasonable best efforts to:
(A)    cause the information supplied or to be supplied by or on behalf of Armacor in writing expressly for inclusion or incorporation by reference in the Proxy Statement not to contain, on the date of the mailing to Victory’s shareholders and at the time of the Shareholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and
(B)    promptly inform Victory if at any time prior to the Shareholders’ Meeting, any event relating to Victory or any of its affiliates, officers or directors should be discovered by Armacor which is required to be set forth in a supplement to the Proxy Statement.
(d)    Meeting of Company Shareholders. Victory shall take all action reasonably necessary in accordance with Nevada law and Victory’s articles of incorporation and bylaws to establish a record date, duly call, give notice of, convene and hold the Shareholders’ Meeting reasonably promptly after the date of any SEC comments on the Proxy Statement have been resolved and the final Proxy Statement is otherwise ready for dispatch and, in connection therewith, Victory shall mail the Proxy Statement to the Victory’s shareholders in advance of such meeting. The Proxy Statement shall include the board recommendation of Victory that shareholders approve the proposals coming before them at the Shareholders’ Meeting, and Victory will use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of proposals coming before the Shareholders’ Meeting and to take all other actions necessary or advisable to pursue the vote or consent of its shareholders, including such actions as are required by the rules and regulations of the OTCQB or Nevada law or any other applicable laws to obtain such approvals. Unless this Agreement is terminated by Victory or Armacor, as the case may be, Victory shall use reasonable best efforts to ensure that any Shareholders’ Meeting (including any adjournment or postponement thereof) is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Shareholders’ Meeting (including any adjournment or postponement thereof) are solicited, in compliance with Nevada law, Victory’s Articles of Incorporation and Bylaws, the rules of the OTCQB and all other applicable laws.
(e)    Funding Conditions. Within three (3) business days after Shareholder Approval is obtained, Victory will (i) cause the Charter Amendment to be filed and accepted for filing with the State of Nevada, (ii) cause the aforementioned reverse stock split to be effected, and (iii) deliver to Armacor a written certification, signed by an executive officer of Victory, certifying that (x) no material breach or default by Victory has occurred under this Agreement or any other Closing Document, and Victory has performed all obligations required by Victory to be performed through the date of such certification under the Closing Documents, (y) all representations and warranties made by Victory in this Agreement are true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of the date of such certificate, and (z) there has not been any change, circumstance, condition, or event which has had or could have a Material Adverse Effect on Victory (the foregoing (i), (ii), and (iii) being referred to as the “Funding Conditions”).
3.    ARMACOR’S RIGHT TO UNWIND.
(a)    Right to Unwind. If the Funding Conditions are not satisfied on or before the first anniversary of the Closing (or if any circumstances or event occurs that makes it reasonably unlikely that the Funding Conditions will be satisfied on or before the first anniversary of the Closing), other than by reason of a material breach of this Agreement by Armacor, then Armacor, at its option, shall have the right to unwind the transactions contemplated by this Agreement (the “Right to Unwind”) in accordance with this Section 3.
(b)    Exercise of Right to Unwind. Armacor may exercise its Right to Unwind at any time before ninety (90) days following the first anniversary of the Closing, which time period may be extended by the mutual agreement of the Parties. If Armacor elects to exercise the Right to Unwind, it will deliver to Victory a written notice (the “Unwind Notice”) duly executed by Armacor (1) stating that Armacor is exercising such Right to Unwind, (1) describing to Victory in reasonable detail the basis that gives rise to Armacor’s Right to Unwind; and (1) specifying a date for the closing of the unwinding transaction which must be a date that is no later than sixty (60) days following the date that Unwind Notice is given.
(c)    Closing of Unwinding Transaction. At the closing of the unwinding transaction (the “Unwinding Closing”), (i) Victory shall cancel all outstanding Series B Shares issued to Armacor, (ii) the License shall be terminated, and (iii) all outstanding principal and accrued interest under the Armacor Note shall be repaid over a period of twelve (12) months following the Unwinding Closing in equal monthly installments upon the terms and conditions set forth in the Armacor Note.
4.    REPRESENTATIONS AND WARRANTIES OF VICTORY. Except as specifically described in the SEC Reports (as defined below) or on the disclosure schedule that is attached to this Agreement (the “Disclosure Schedule”), Victory represents and warrants to Armacor that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).
(a)    Subsidiaries. Victory owns, directly or indirectly, all of the capital stock or other equity interests of each “significant subsidiary” as defined in Rule 1-02(w) of the Regulation S-X promulgated by the SEC under the Exchange Act (each a “Subsidiary”) free and clear of any lien, security interest, mortgage, title claim, encumbrance, adverse claim, or pledge (a “Lien”) other than Liens relating to Aurora that arise under the Aurora partnership agreement and all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary are validly issued and are fully paid, nonassessable and free of preemptive and similar rights to subscribe for or purchase securities.
(b)    Organization and Qualification. Victory and each Subsidiary are duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Victory nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Victory and each Subsidiary are duly qualified to conduct its respective businesses and are in good standing in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, (i) a material and adverse effect on the legality, validity or enforceability of this Agreement or any Closing Document, (ii) a material and adverse effect on the results of operations, assets, properties, business or condition (financial or otherwise) of Victory individually or Victory and the Subsidiaries, taken as a whole, or (iii) a material and adverse impairment to Victory’s ability to perform on a timely basis its obligations under this Agreement or any Closing Document, provided, however, that any effect(s) arising from or relating to any of the following shall not be deemed, either alone or in combination, to constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) conditions affecting the industries in which the Victory’s business operates (which effect(s), in each case, do not disproportionately affect Victory’s business relative to other companies conducting businesses similar to Victory’s business); (B) general economic, financial market or geopolitical conditions (which effect(s), in each case, do not disproportionately affect Victory’s business relative to other companies conducting businesses similar to Victory’s business); (C) any change in accounting rules (including GAAP), or the enforcement, implementation or interpretation thereof, after the date hereof; or (D) any effect caused by, relating to or resulting from the announcement or pendency of the transactions contemplated by this Agreement.
(c)    Authorization; Enforcement. Except for the need to obtain Shareholder Approval, Victory has the requisite corporate and other power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the Closing Documents and otherwise to carry out its obligations thereunder. The execution and delivery of this Agreement and each of the Closing Documents by Victory and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Victory other than the need to obtain Shareholder Approval, and, except for obtaining Shareholder Approval, no further action is required by Victory or any Subsidiary in connection herewith or therewith. Each of this Agreement and each Closing Document has been (or upon delivery will have been) duly executed by Victory and, when delivered in accordance with its terms, will constitute the valid and binding obligation of Victory, enforceable against Victory in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.
(d)    No Conflicts. The execution, delivery and performance of this Agreement and each of the Closing Documents by Victory and the consummation by Victory of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of

Victory’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other instrument (evidencing a Victory or Subsidiary debt or otherwise) or other understanding to which Victory or any Subsidiary is a party or by which any property or asset of Victory or a Subsidiary is bound or affected, or (iii) result in a material violation of any Legal Requirement, order, judgment, injunction, decree or other restriction of any Governmental Body to which Victory or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of Victory or a Subsidiary is bound or affected. For purposes of this Agreement, “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental or administrative division, department, agency, SEC, instrumentality, official, organization, unit, body or entity) and any court or other tribunal; and “Legal Requirement” means any federal state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of any national securities exchange upon which the Common Stock is then listed or traded). Reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.
(e)    Filings, Consents and Approvals. Neither Victory nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Body or other Person in connection with the execution, delivery and performance by Victory of the this Agreement and Closing Documents, other than (i) the filing with the SEC of the Proxy Statement, current reports on Form 8-K relating to the execution of this Agreement and the Closing Documents and the Closing, (ii) filings required by state securities laws, (iii) the filing of a Notice of Sale of Securities on Form D with the SEC under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), (iv) those that have been made or obtained prior to the date of this Agreement, and (v) other post-closing securities filings or notifications required to be made under federal or state securities laws.
(f)    Issuance of the Armacor Note and the Series B Shares. The Armacor Note and the Series B Preferred Shares are duly authorized and, when issued and paid for in accordance with this Agreement and the Closing Documents, will each be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. Upon obtaining Shareholder Approval Victory will have sufficient authorized common stock to allow for the conversion of the Series B Shares.

(g)    Capitalization.
1.    Section 4(g) of the Disclosure Schedule sets forth as of the date hereof (a) the authorized capital stock of Victory; (b) the number and class of shares of capital stock issued and outstanding; (c) the number and class of shares of capital stock issuable pursuant to Victory’s stock incentive plans or agreements; and (d) the number and class of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Armacor Note and the Series B Shares) exercisable for, or convertible into or exchangeable for any shares of capital stock of Victory.
2.    All of the issued and outstanding shares of Victory’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities law and any rights of third parties.
3.    No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Closing Documents.
4.    Except as set forth in Section 4(g) of the Disclosure Schedule, there are no outstanding (i) shares of capital stock or voting securities of Victory or (ii) options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or voting securities or securities convertible into or exchangeable for capital stock or voting securities of Victory, or contracts, commitments, understandings or arrangements by which Victory or any Subsidiary is or may become bound to issue additional shares of capital stock or voting securities of Victory, or securities or rights convertible or exchangeable into shares of Common Stock or voting securities of Victory (the items in clauses (i) and (ii) being referred to collectively as the “Victory Securities”). There are no outstanding obligations of Victory or any Subsidiary to repurchase, redeem or otherwise acquire any Victory Securities.
5.    The issuance and sale of the Armacor Note and the Series B Shares will not obligate Victory to issue shares of Common Stock or other securities to any Person (other than Armacor) and will not result in a right of any holder of Victory Securities to adjust the exercise, conversion, exchange or reset price under such securities.
6.    Except as set forth in Section 4(g) of the Disclosure Schedule, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among Victory and any of the securityholders of Victory relating to the securities of Victory held by them.
7.    Except as set forth in Section 4(g) of the Disclosure Schedule, no Person has the right to require Victory to register any securities of Victory under the Securities Act, whether on a demand basis or in connection with the registration of securities of Victory for its own account or for the account of any other Person.

(h)    SEC Reports; Financial Statements.
(i)    Victory has filed all reports, schedules, forms, statements and other documents and registration statements required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as Victory was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with the Disclosure Schedule, the “Disclosure Materials”) on a timely basis or has timely filed and received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Victory and each Subsidiary included in the SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, and fairly present in all material respects the financial position of Victory and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial year-end audit adjustments. There is no transaction, arrangement, or other relationship between Victory or any Subsidiary and an unconsolidated or other off balance sheet entity that is not disclosed in its financial statements that should be disclosed in accordance with GAAP.
(ii)    Victory and each of its Subsidiaries maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. Victory maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act) that are effective in ensuring that information required to be disclosed by Victory in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC. Except as otherwise disclosed in the SEC Reports, neither Victory nor any of its Subsidiaries has received any notice or correspondence from any accountant, Governmental Body, or other Person relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of Victory or any of its Subsidiaries.

(iii)    There is no transaction, arrangement, or other relationship between Victory or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by Victory in its Exchange Act filings and is not so disclosed.
(iv)    Except as otherwise disclosed in this Agreement or the Disclosure Materials, there are no material disagreements of any kind presently existing, or reasonably anticipated by Victory arise, between Victory and the accountants and lawyers formerly or presently employed or engaged by Victory, and Victory is current with respect to any fees owed to its accountants and lawyers which could affect Victory’s ability to perform any of its obligations under any of the Closing Documents. In addition, on or prior to the date hereof, Victory had discussions with its accountants about its financial statements previously filed with the SEC. Based on those discussions, Victory has no reason to believe that it will need to restate any such financial statements or any part thereof.
(i)    Material Changes. Except as described in Section 4(i) of the Disclosure Schedule or in the SEC Reports, since the date of the latest audited financial statements included within the SEC Reports:
(i)    There has been no event or circumstance of any nature whatsoever that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; or
(ii)    Except for this Agreement and the other Closing Documents, there has been no transaction, event, action, development, payment, or other matter of any nature whatsoever entered into by Victory that requires disclosure in an SEC Report which has not been so disclosed.
(j)    Litigation. There are no pending or, or to the Knowledge of Victory, threatened Actions against Victory or its Subsidiaries or by which its or their assets may be bound except as specifically disclosed in the SEC Reports or in the Disclosure Schedule. Neither Victory nor any Subsidiary, nor to Victory’s Knowledge, any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as disclosed in the Disclosure Materials. There has not been, and to Victory’s Knowledge, there is not pending or contemplated any investigation by the SEC involving Victory or any current or former director or officer of Victory (in his or her capacity as such). The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Victory or any Subsidiary under the Exchange Act or the Securities Act. For purposes of this Agreement, “Action” as to any Person, means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting such Person, any of such Person’s Subsidiaries or any of such Person’s or such Subsidiaries’ respective properties, before or by any Governmental Body, arbitrator, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.
(k)    Compliance. Neither Victory nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Victory or any Subsidiary under), nor has Victory or any Subsidiary received notice of a claim that it is in default under or that it is in violation of any indenture, loan or credit agreement or any other material agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or Governmental Body, or (iii) is or has been in material violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters. Victory is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it.
(l)    Taxes. Victory has timely and properly filed all tax returns required to be filed by it for all years and periods (and portions thereof) for which any such tax returns were due. All such filed tax returns are accurate in all material respects. Victory has timely paid all taxes due and payable (whether or not shown on filed tax returns). There are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid. There have been no audits or examinations of any tax returns by any Governmental Body, and Victory has not received any notice that such audit or examination is pending or contemplated. No claim has been made by any Governmental Body in a jurisdiction where Victory does not file tax returns that it is or may be subject to taxation by that jurisdiction. To the Knowledge of Victory, no state of facts exists or has existed which would constitute grounds for the assessment of any penalty or any further tax liability beyond that shown on the respective tax returns. There are no outstanding agreements or waivers extending the statutory period of limitation for the assessment or collection of any tax.
(m)    Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Victory to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.
(n)    Investment Company Status. Victory is not, and upon consummation of the Closing will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.
5.    REPRESENTATIONS AND WARRANTIES OF ARMACOR. Except as set forth on the Disclosure Schedule, Armacor represents and warrants to Victory that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).
(a)    Organization and Qualification. Armacor is duly formed or otherwise organized, validly existing and in good standing under the laws of State of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Armacor is not in violation of any of the provisions of its certificate of formation or operating agreement or other organizational or charter documents. Armacor is duly qualified to conduct its businesses and is in good standing in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in an Armacor Material Adverse Effect. For purposes of this Agreement, “Armacor Material Adverse Effect” has the same meaning as Material Adverse Effect except that references to Victory are replaced with Armacor.
(b)    Authorization; Enforcement. Armacor has the requisite corporate and other power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the Closing Documents and otherwise to carry out its obligations thereunder. The execution and delivery of this Agreement and each of the Closing Documents by Armacor and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Armacor, no further action is required by Armacor in connection herewith or therewith. Each of this Agreement and each Closing Document has been (or upon delivery will have been) duly executed by Armacor and, when delivered in accordance with its terms, will constitute the valid and binding obligation of Armacor, enforceable against Armacor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.
(c)    No Conflicts. The execution, delivery and performance of this Agreement and each of the Closing Documents by Armacor and the consummation by Armacor of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of Armacor’s certificate of formation, operating agreement or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other instrument (evidencing an Armacor debt or otherwise) or other understanding to which Armacor is a party or by which any property or asset of Armacor is bound or affected, or (iii) result in a material violation of any Legal Requirement, order, judgment, injunction, decree or other restriction of any Governmental Body to which Armacor is subject (including federal and state securities laws and regulations), or by which any property or asset of Armacor is bound or affected.
(d)    Filings, Consents and Approvals. Armacor is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Body or other Person in connection with the execution, delivery and performance by Armacor of the this Agreement and Closing Documents, other than those that have been made or obtained prior to the date of this Agreement.
(e)    The License. Armacor has a valid license to all patents, patent applications and other intellectual property (collectively, the “Intellectual Property Rights”) that are necessary or material to grant to Victory the License in connection with the intended use thereof in the Oilfield Services Business. At the time that the License is granted to Victory, it shall not be subject to any Lien. Armacor has not received a written notice that the Intellectual Property Rights used by Armacor that will be licensed to Victory under the License violates or infringes upon the rights of any Person. To Armacor’s knowledge, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. For purposes hereof, the term “Oilfield Services Business” means services to the petroleum exploration and production industry and includes, but is not limited to, the following services and any associated products or services to the extent offered or sold in such industry: artificial lift, casing and tubing services, coiled tubing services, completion equipment and services, contract compression services, directional drilling services, downhole drilling tools, drill bits, drilling and completion fluids, floating production services, geophysical equipment and services, hydraulic fracturing, inspection and coating, land contract drilling, offshore construction services, offshore contract drilling, oil country tubular goods, petroleum aviation, production testing, rental and fishing services, rig equipment, solids control and waste management, specialty chemicals, subsea equipment, supply vessels, surface data logging, surface equipment, unit manufacturing, and well servicing, wireline logging.
6.    ADDITIONAL COVENANTS OF THE PARTIES.
(a)    Commercially Reasonable Efforts. Each Party shall use commercially reasonable efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 8 and 9 below. No party shall intentionally perform or fail to perform any act that, if performed or omitted to be performed, would prevent or excuse the performance of this Agreement or any of the transactions contemplated hereby.
(b)    Consents. Each Party will use its commercially reasonable efforts to obtain any required third-party consents to the transactions contemplated by this Agreement and the other transactions contemplated by the Closing Documents.
(c)    Operation of the Company’s Business. During the period commencing on the date hereof and ending upon the sooner of the date that this Agreement is terminated in accordance with the terms hereof or the date that Shareholder Approval is obtained, Victory, except (i) as otherwise expressly permitted by this Agreement or any of the Closing Documents, (ii) as required by applicable law or (iii) with the prior written consent of Armacor (which consent will not be unreasonably withheld, conditioned or delayed), will carry on its business only in the ordinary course of business in a manner consistent with past practice and not take any action or enter into any transaction that would result in the following:
(i)    any change in the certificate of incorporation or bylaws of Victory or any amendment of any material term of any outstanding security of Victory;
(ii)    any issuance or sale of any additional shares of, or rights of any kind to acquire any shares of, any capital stock of any class of Victory (whether through the issuance or granting of options or otherwise) except for (i) the issuance of additional shares of Victory Common Stock upon the conversion of the VPEG Note in accordance with its terms, or (ii) the issuance of additional shares of Victory Common Stock upon the exercise of options or warrants of Victory that are outstanding as of the Closing in accordance with the terms of such options or warrants;

(iii)    any incurrence, guarantee or assumption by Victory or any Subsidiary of any indebtedness for borrowed money or any other liability, other than in the ordinary course of business in amounts and on terms consistent with past practice;
(iv)    except in the ordinary course of business, any acquisition or disposition of any business or any material property or asset of, or equity or other interest in, any Person (whether by merger, consolidation or otherwise) by Victory;
(v)    directly or indirectly pay any dividends or distributions;
(vi)    materially change the nature of its business or commence any new business, except as specifically contemplated by this Agreement;
(vii)    enter into any transaction with an affiliate of Victory or enter into any transaction or contract involving payments by Victory and its subsidiaries of more than $50,000 in the aggregate; or
(viii)    any entry into any agreement or commitment to do any of the foregoing.
(d)    Access. Each Party will permit the other Party and its representatives to have reasonable access at all reasonable times during normal business, and in a manner so as not to interfere with the normal business operations of the other Party, to the premises, properties, personnel, books, records contracts and documents of or pertaining to the other Party.
(e)    Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, each of the Parties will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement and the Closing Documents as promptly as practicable.
(f)    Board of Directors of Victory. At the Closing the board of directors of Victory (the “Board”) shall be increased to six (6) people. At or prior to the Closing, David McCall and Patrick Barry shall resign from the Board and Rick Salas, Kevin DeLeon and Julio C. Herrera shall be appointed to fill the vacancies on the Board resulting from such resignations and increase in size of the Board. Prior to the Shareholder Meeting, Victory shall increase the Board to seven (7) people. Victory shall include in the Proxy Statement a proposal for the election of directors that includes the election of four (4) of the members of the Board who will be designated by Armacor, who shall be Rick Salas, Kevin DeLeon, Julio C. Herrera and a fourth designee to be determined by Armacor at a later date. Until the next annual meeting of shareholders of Victory following the date that Shareholder Approval is obtained, the Board shall remain at seven (7) persons and Navitus Energy Group (“Navitus”) shall have the right to appoint three (3) members to the Board, who shall initially be Dr. Ronald Zamber, Robert Grenley and Kenneth Hill.
(g)    SEC Filings; Listing. Victory shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and Victory shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination. Victory shall maintain its common stock’s listing or authorization for quotation (as the case may be) on the OTCQB and shall not take any action which would be reasonably expected to result in the delisting or suspension of the common stock on the OTCQB.
7.    CLOSING.
(a)    Closing. The consummation of the transactions contemplated by this Agreement and the Closing Documents (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the Parties on a date that is no later than two business days immediately following the day on which the last of the conditions to closing contained in Sections 8 and 9 (other than any conditions that by their nature are to be satisfied at the Closing) are satisfied or waived in accordance with this Agreement or at such other location or on such other date as the Parties may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).
(b)    Transactions to be Effected at the Closing.
(i)    At the Closing, Victory will (A) issue certificates representing the Series B Shares in the name of Armacor and (B) deliver to Armacor all other documents, instruments or certificates required to be delivered by Victory at or prior to the Closing pursuant to this Agreement. The certificates representing the Series B Shares shall contain customary securities legends referring to the restrictions on transfer applicable to the Series B Shares and the Armacor Note under federal and state securities laws.
(ii)    At the Closing, Armacor will execute and deliver to Victory all documents, instruments or certificates required to be delivered by Armacor at or prior to the Closing pursuant to this Agreement.
8.    CONDITIONS TO ARMACOR’ OBLIGATIONS. The obligation of Armacor to perform its obligations hereunder is subject to the satisfaction, on or before the Closing Date, of each of the following conditions; provided, however, that these conditions are for Armacor’ benefit and may be waived in writing by Armacor at any time in its sole discretion:
(a)    Execution and Delivery of Documents. Victory and each other individual or entity (other than Armacor) who is required to execute the Closing Documents shall have (i) executed each of the Closing Documents to the extent required hereby or thereby and (ii) delivered such documents or signature pages thereof, together with such other items as may be required by this Agreement, to Armacor.
(b)    Accuracy and Performance. The representations and warranties of Victory herein shall be true and correct in all material respects as of the date made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date and except that representations and warranties of Victory that are qualified by materiality shall be true and correct in all respects), and Victory shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Victory at or prior to the Closing Date. Armacor will have received a certificate signed on behalf of Victory by a duly authorized officer of Victory to such effect.
(c)    No Restrictions or Prohibitions. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered or issued by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated herein.
(d)    Divestiture Agreement. Victory and Navitus shall have entered into a divestiture agreement in the form of Exhibit G (the “Divestiture Agreement”) pursuant to which Victory will divest its 50% ownership interest in Aurora Energy Partners through the sale of such interest to Navitus; provided, however, that it is understood that the consummation of the transactions consummated by the Divestiture Agreement shall not occur until Shareholder Approval has been obtained.
(e)    Conversion of VPEG Debt. All obligations of Victory to Visionary Private Equity Group I, LP (“VPEG”) to repay indebtedness for borrowed money, which totals $873,409.64 (including all accrued, but unpaid, interest thereon), but not including the VPEG Loan (the “VPEG Debt”), shall have been converted into Series C Preferred Stock of Victory having the rights, privileges, and limitations set forth in Exhibit A to the VPEG Settlement Agreement (the “Series C Preferred Stock”) pursuant to and in accordance with the settlement agreement and mutual release that will have been entered into between VPEG and Victory, which will be in the form of Exhibit H to this Agreement (the “VPEG Settlement Agreement”).
(f)    Conversion of McCall Debt. All obligations of Victory to David McCall and the McCall Law Firm (“McCall”) to repay indebtedness for borrowed money, which totals $380,323 (including all accrued, but unpaid, interest thereon) (the “McCall Debt”), shall have been converted into Series D Preferred Stock of Victory having the rights, privileges, and limitations set forth in Exhibit A to the McCall Settlement Agreement (the “Series D Preferred Stock”) pursuant to and in accordance with the settlement agreement and mutual release that will have been entered into between McCall and Victory, which will be in the form of Exhibit I to this Agreement (the “McCall Settlement Agreement”).
(g)    Conversion of Navitus Debt. All obligations of Victory to Ron Zamber and Greg Johnson, affiliates of Navitus, which is referenced on the books and records of Victory as Navitus indebtedness, to repay indebtedness for borrowed money, which totals $520,800 (including all accrued, but unpaid, interest thereon) (the “Navitus Debt”), shall have been converted into Series C Preferred Stock pursuant to and in accordance with the settlement agreement and mutual release that will have been entered into between Ron Zamber, Greg Johnson and Victory, which will be in the form of Exhibit J to this Agreement (the “Navitus Settlement Agreement”).
(h)    Conversion of Insider Debt. All obligations of Victory to Ron Zamber and Kim Rubin Hill to repay indebtedness for borrowed money, which totals $35,000 (including all accrued, but unpaid, interest thereon) (the “Insider Debt”), shall have been converted into Series C Preferred Stock pursuant to and in accordance with the settlement agreement and mutual release that will have been entered into between Ron Zamber, Kim Rubin Hill and Victory, which will be in the form of Exhibit K to this Agreement (the “Insider Settlement Agreement”).
(i)    Agreements with Creditors. Victory shall have entered into agreements with its creditors that are reasonably satisfactory to Armacor that relate to the orderly repayment of all liabilities owed to Victory creditors.
(j)    Lock Up Agreement. Armacor, and each other recipient of Victory preferred stock at the Closing shall have entered into a lock-up and resale restriction agreement in the form of Exhibit L (the “Lock Up Agreement”) relating to the VYEY stock received in connection with the transactions contemplated hereby.
(k)    Hill Employment Agreement. Victory and Kenneth Hill, the Chief Executive Officer of Victory, shall have entered into an amended and restated employment agreement in the form of Exhibit M (the “Employment Agreement”).
(l)    Due Diligence. Armacor shall have completed its business, accounting and legal due diligence review of Victory, its assets and liabilities, and the results thereof shall be reasonably satisfactory to Armacor.
9.    CONDITIONS TO VICTORY’S OBLIGATIONS. The obligation of Victory to make the Loan is subject to the satisfaction, on or before the Closing Date, of each of the following conditions; provided, however, that these conditions are for the sole benefit of Victory and may be waived by Victory at any time in its sole discretion:
(a)    Execution and Delivery of Documents. Armacor and each other individual or entity (other than Victory) who is required to execute the Closing Documents shall have (i) executed each of the Closing Documents to the extent required hereby or thereby and (ii) delivered such documents or signature pages thereof, together with such other items as may be required by this Agreement, to Victory.
(b)    Accuracy and Performance. The representations and warranties of Armacor herein shall be true and correct in all material respects as of the date made and as of Closing Date as though made at that time (except for representations and warranties that speak as of a specific date and except that representations and warranties of Armacor that are qualified by materiality shall be true and correct in all respects), and Armacor shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them at or prior to the Closing Date, including obtaining all consents and approvals required for them to enter into and consummate the Closing Documents. Victory will have received a certificate signed on behalf of Armacor by a duly authorized officer of Armacor to such effect.
(c)    No Restrictions or Prohibitions. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, or issued by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated herein.
(d)    Divestiture Agreement. Victory and Navitus Energy Group shall have entered into the Divestiture Agreement; provided, however, that it is understood that the consummation of the transactions consummated by the Divestiture Agreement shall not occur until Shareholder Approval has been obtained.
(e)    Conversion of VPEG Debt. The VPEG Debt shall have been converted into Series C Preferred Stock pursuant to the VPEG Settlement Agreement.
(f)    Conversion of McCall Debt. The McCall Debt shall have been converted into Series D Preferred Stock pursuant to the McCall Settlement Agreement.
(g)    Conversion of Navitus Debt. The Navitus Debt shall have been converted into Series C Preferred Stock pursuant to the Navitus Settlement Agreement.
(h)    Conversion of Insider Debt. The Insider Debt shall have been converted into Series C Preferred Stock pursuant to the Insider Settlement Agreement.
(i)    Lock Up Agreement. Armacor and each other recipient of Victory preferred stock at the Closing shall have entered into the Lock Up Agreement relating to the VYEY stock received in connection with the transactions contemplated hereby that is mutually agreeable to the Parties and contains a leak out provision permitting the parties thereto to sell up to 5% of the Victory stock received in connection with the transactions contemplated hereby and by the Closing Documents per month beginning upon the date that Shareholder Approval is obtained.
(j)    Hill Employment Agreement. Victory and Kenneth Hill, the Chief Executive Officer of Victory, shall have entered into the Employment Agreement.
(k)    Non-Competition Agreements. Victory, Armacor and Armacor’s corporate affiliates, including LM Group Holdings, LLC and its subsidiaries, if any, will enter into non-competition and non-solicitation agreements in the form of Exhibit N (the “Non-Competition Agreements”) that restrict Armacor and its corporate affiliates from engaging in the Oilfield Services Business during the term of the License, except through Victory.
(l)    Due Diligence. Victory shall have completed its business, accounting and legal due diligence review of Armacor and the technology to be licensed under the License, its assets and liabilities, and the results thereof shall be reasonably satisfactory to Victory.
10.    GOVERNING LAW; MISCELLANEOUS.
(a)    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Texas without regard to the principles of conflict of laws. The Parties hereby consent to the nonexclusive jurisdiction of any state or federal court situated in Travis county, Texas, and waive any objection based on forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this Agreement or any transactions arising herefrom, or enforcement and/or interpretation of any of the foregoing. Nothing herein will affect a Party’s right to serve process in any manner permitted by law, or limit a Party’s right to bring proceedings against another Party in the competent courts of any other jurisdiction or jurisdictions.
(b)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(c)    Headings; Interpretation. The headings of this Agreement are for convenience of reference and shall not form a part of, or affect the interpretation of, this Agreement. As used herein, unless the context clearly requires otherwise, the words “herein,” “hereunder” and “hereby” shall refer to the entire Agreement and not only to the Section or paragraph in which such word appears. If any date specified herein falls upon a Saturday, Sunday or legal holiday in the state of Texas, the date shall be construed to mean the next business day following such Saturday, Sunday or legal holiday. For purposes of this Agreement, a “business day” is any day other than a Saturday, Sunday or legal holiday in the state of Texas. Each Party intends that this Agreement be deemed and construed to have been jointly prepared by the parties. As a result, the parties agree that any uncertainty or ambiguity existing herein shall not be interpreted against any of them.
(d)    Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
(e)    Entire Agreement; Amendments. This Agreement and the documents referenced herein (which are incorporated herein by reference) contain the entire understanding of the Parties with respect to the matters covered herein and supersede all prior agreements, negotiations and understandings, written or oral, with respect to such subject matter. Except as specifically set forth herein, none of the Parties makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement shall be waived or amended other than by an instrument in writing signed by each of the Parties hereto. No delay or omission of any party hereto in exercising any right or remedy hereunder shall constitute a waiver of such right or remedy, and no waiver as to any obligation shall operate as a continuing waiver or as a waiver of any subsequent breach.
(f)    Notices. Any notices required or permitted to be given under the terms of this Agreement shall be in writing and sent by U. S. Mail or delivered personally or by overnight courier or via facsimile or e-mail (if via facsimile or e-mail, to be followed within one (1) business day by an original of the notice document via overnight courier) and shall be effective (i) five (5) business days after being placed in the mail, if sent by registered mail, return receipt requested, (ii) upon receipt, if delivered personally, (iii) upon delivery by facsimile or e-mail (if received between 8:00 a.m. and 5:00 p.m. CT; otherwise delivery shall be considered effective the following business day) or (iv) one (1) business day after delivery to a courier service for overnight delivery, in each case properly addressed to the party to receive the same. The addresses for such communications shall be as specified on the signature page hereto. Each party shall provide written notice to the other parties of any change in address.
(g)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that no Party may assign its rights hereunder or delegate its duties hereunder without the prior written consent of the other Parties hereto.
(h)    No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other individual or entity; provided, however, that Navitus is an intended third party beneficiary of the rights provided to it in Section 6(f) of this Agreement.
(i)    Survival. The representations, warranties and agreements of the Parties shall survive the Closing for a period of eighteen (18) months.
(j)    Remedies. No provision of this Agreement providing for any specific remedy to a Party shall be construed to limit such Party to that specific remedy, and any other remedy that would otherwise be available to such Party at law or in equity shall also be available. The Parties also intend that the rights and remedies hereunder be cumulative, so that exercise of any one or more of such rights or remedies shall not preclude the later or concurrent exercise of any other rights or remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Parties will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.
(k)    Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby and by the Closing Documents are consummated, all expenses incurred in connection with this Agreement, the Closing Documents and the transactions contemplated hereby and thereby will be paid by the party incurring such expenses. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement, the Closing Documents and the transactions contemplated hereby and thereby.
(l)    Attorney’s Fees. If any Party to this Agreement shall bring any action for relief against another arising out of or in connection with this Agreement, in addition to all other remedies to which the prevailing Party may be entitled, the losing Party shall be required to pay to the prevailing Party a reasonable sum for attorney’s fees and costs incurred in bringing or defending such action and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney’s fees and costs incurred in enforcing such judgment.

For the purposes of this Section, attorney’s fees shall include, without limitation, fees incurred with respect to the following: (i) post-judgment motions, (ii) contempt proceedings, (iii) garnishment, levy and debtor and third party examinations, (iv) discovery, (v) bankruptcy litigation and (vi) any appellate proceedings.
(m)    Waiver of Jury Trial. THE PARTIES EACH WAIVE, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date and year first written above.

ARMACOR:

ARMACOR VICTORY VENTURES, LLC

By: /s/ Risk Salas
Name: Rick Salas
Title: President

Address:

Fax:
Email:

VICTORY:

VICTORY ENERGY CORPORATION

By: /s/ Kenneth Hill
Name: Kenneth Hill
Title: Chief Executive Officer

Address:

Fax:
Email:

[Signature Page to Transaction Agreement]